Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications
775-832-8505	360-668-3701
Cris.Larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Third Quarter 2010 Financial Results

INCLINE VILLAGE, NV, November 10, 2010 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the third quarter and nine months ended September 30, 2010.

Financial Results for the Third Quarter Ended September 30, 2010
Revenues for the third quarter of 2010 were $86.4 million, a 21 percent increase when compared with $71.4 million for the same period in 2009. Revenue growth for the third quarter of 2010 over the same period in 2009 was primarily driven by increased second quarter 2010 sales by the Company’s licensees of Avastin® and Herceptin®, which are marketed by Genentech and Roche; Lucentis®, which is marketed by Genentech and Novartis; and Tysabri®, which is marketed by Elan and Biogen Idec. PDL received royalties for these product sales in the third quarter of 2010.

General and administrative expenses for the third quarter of 2010 were $11.1 million compared with $5.3 million for the third quarter of 2009. Significant expense items in the third quarter of 2010 were legal fees of $8.7 million, compensation and benefits of $1.0 million, professional service fees of $0.5 million and stock-based compensation expense of $0.2 million.

Non-operating expenses were $12.1 million for the third quarter of 2010 compared with $2.6 million for the third quarter of 2009.  Included in non-operating expense for 2010 is a loss of $2.4 million associated with the conversion of the Company’s 2.75% Convertible Subordinated Notes due 2023 (the 2023 Notes) and interest expense of $9.9 million.  In the third quarter of 2009, the Company recorded a gain of $0.3 million on the repurchase of a portion of its 2.00% Convertible Senior Notes due 2012 (the 2012 Notes) and interest expense of $3.1 million.  The increase in interest expense is attributable to the 10.25% Non-recourse Notes due 2015 issued in November 2009 (the Non-recourse Notes) that have a current principal balance of $225.0 million.

Net income for the third quarter of 2010 was $40.2 million, or $0.24 per diluted share compared with net income of $46.4 million, or $0.29 per diluted share, for the same period in 2009.

Financial Results for the Nine Months Ended September 30, 2010
Revenues for the nine months ended September 30, 2010 were $268.8 million, compared with $259.9 million for the same period in 2009. General and administrative expenses for the nine months ended September 30, 2010 were $29.3 million compared to $15.5 million for the same period in 2009.

Non-operating expenses for the nine months ended September 30, 2010 were $52.4 million compared with $7.7 million for the same period in 2009. Included in non-operating expense for the nine months ended September 30, 2010 are $18.7 million in costs associated with the retirement or conversion of the 2023 Notes.  Included in the nine months ended September 30, 2009 are gains associated with the repurchase of a portion of the 2012 Notes of $0.8 million and a portion of the 2023 Notes of $0.7 million.

Net income for the first nine months of 2010 was $116.3 million, or $0.67 per diluted share, compared to $161.1 million, or $0.97 per diluted share for the same period in 2009.  Adjusting for gains or losses on retirement or conversion of convertible debt, non-GAAP net income for the nine months ended September 30, 2010 totaled $133.4 million, or $0.77 per diluted share, compared with non-GAAP net income of $160.1 million, or $0.96 per diluted share for the same period in 2009.

Net cash provided by operating activities for the first nine months of 2010 was $154.3 million compared with $132.8 million for the first nine months of 2009. At September 30, 2010, PDL had cash, cash equivalents and short-term investments of $227.2 million compared with $303.2 million at December 31, 2009, a decrease which can be primarily attributed to the retirement of the 2023 Notes, the payment of the April dividend and the $75 million repayment of the Company’s Non-recourse Notes partially offset by cash provided by operations.

Exchange of 2.00% Senior Convertible Notes due 2012
As previously announced, the Company completed an exchange of $92.0 million in aggregate principal of the 2012 Notes in separate, privately negotiated transactions with the note holders.  Pursuant to the exchange transactions, the note holders received $92.0 million in aggregate principal of new 2.875% Convertible Senior Notes due February 15, 2015 (the 2015 Notes).  As part of the transaction, the Company also placed an additional $88.0 million in aggregate principal of the 2015 Notes.   Following the exchange transactions, $136.0 million of the 2012 Notes remain outstanding.  The conversion rate for the 2015 Notes is 140.571 shares of common stock per $1,000 principal amount of the 2015 Notes or $7.11 per share of common stock.

The following summarizes the Company’s debt outstanding at December 31, 2009 and at November 1, 2010.

	Debt Outstanding (In millions)
	11/1/2010	12/31/2009
2.75% Convertible Debt
Put Option - August 2010	$-	$200
2.00% Convertible Debt
Maturity - February 2012	136	228
10.25% Securitization Note
Expected Maturity - September 2012	225	300
2.875% Convertible Debt
Maturity - February 2015	180	-
Total Debt	$541	$728

2010 Dividends
PDL previously announced that it would pay two special dividends of $0.50 per share each, to its stockholders in 2010. The first special dividend, totaling $59.9 million, was paid on April 1, 2010 to all stockholders of record on March 15, 2010. The second special dividend, totaling $69.8 million, was paid on October 1, 2010 to all stockholders of record on September 15, 2010. PDL does not pay regular dividends.

Fourth Quarter and Full Year 2010 Revenue Guidance
As previously announced, PDL will continue to provide revenue guidance for each quarter in the third month of that quarter. Fourth quarter and year-end 2010 revenue guidance will be provided in early December.

Conference Call Details
PDL will hold a conference call to discuss financial results at 4:30 p.m. ET today, November 10, 2010.

To access the live conference call via phone, please dial (866) 271-5140 from the United States and Canada or (617) 213-8893 internationally. The conference ID is 98631412. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through November 17, 2010, and may be accessed by dialing (888) 286-8010 from the United States and Canada or (617) 801-6888 internationally. The replay passcode is 74992654.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Company Presentations & Events.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Non-GAAP Financial Information
The Company has presented certain financial information in conformance with generally accepted accounting principles in the U.S. (GAAP) and also on a non-GAAP basis for the three and nine months ended September 30, 2010 and 2009.  Management believes that this non-GAAP information is useful for investors taken in conjunction with the Company’s GAAP financial statements.  Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the Company’s net income as reported under GAAP.  A reconciliation between GAAP and non-GAAP financial information is provided in the table on page 5.

Forward-Looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;
•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;
•	The outcome of pending litigation or disputes;
•	The change in foreign currency exchange rate; and
•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” section of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues
Royalties	$86,442	$71,446	$268,846	$247,147
License and other	-	-	-	12,785
Total revenues	86,442	71,446	268,846	259,932
General and administrative expenses	11,110	5,255	29,340	15,538
Operating income	75,332	66,191	239,506	244,394
Gain (loss) on retirement or conversion of convertible notes	(2,354)	323	(18,681)	1,518
Interest and other income, net	167	214	337	860
Interest expense	(9,928)	(3,105)	(34,015)	(10,036)

Income before income taxes	63,217	63,623	187,147	236,736
Income tax expense	23,028	17,217	70,813	75,636
Net income	$40,189	$46,406	$116,334	$161,100

Net income per basic share	$0.32	$0.39	$0.95	$1.35
Net income per diluted share	$0.24	$0.29	$0.67	$0.97

Cash dividends declared per common share	$-	$-	$1.00	$1.00

Shares used to compute income per basic share	127,479	119,411	122,209	119,366
Shares used to compute income per diluted share	172,217	168,576	178,448	172,248

PDL BIOPHARMA, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net income	$40,189	$46,406	$116,334	$161,100
Add back loss (gain) on retirement or conversion of convertible notes	2,354	(323)	18,681	(1,518)
Deduct income tax expense (benefit) on retirement or conversion of convertible notes	-	113	(1,590)	531
Non-GAAP net income	42,543	46,196	133,425	160,113

Add back interest expense for convertible notes, net of estimated taxes	987	1,681	3,982	5,444
Non-GAAP net income used to compute non-GAAP net income per diluted share	$43,530	$47,877	$137,407	$165,557

Non-GAAP net income per diluted share	$0.25	$0.28	$0.77	$0.96

Shares used to compute net income per diluted share	172,217	168,576	178,448	172,248
Delete shares issued to induce note conversion to common stock (1)	(104)	-	(35)	-
Shares used to compute non-GAAP net income per diluted share	172,113	168,576	178,413	172,248

(1) The shares used to compute non-GAAP net income per diluted share amounts are the same as the shares used to calculate GAAP net income per diluted share amounts, except the shares for the three and nine months ended September 30, 2010 exclude the weighted average effect of the shares issued as an incentive to induce conversion of the 2023 Notes in August 2010.

PDL BIOPHARMA, INC.
GENERAL AND ADMINISTRATIVE EXPENSE DATA
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Compensation and benefits	$965	$821	$2,962	$2,389
Legal expense	8,660	3,063	20,821	7,436
Other professional services	535	567	2,618	2,133
Insurance	185	238	608	754
Depreciation	14	35	76	957
Stock-based compensation	166	215	525	617
Other	585	316	1,730	1,252
Total general and administrative expenses	$11,110	$5,255	$29,340	$15,538

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	September 30,	December 31,
	2010	2009
Cash, cash equivalents and short-term investments	$227,190	$303,227
Total assets	$257,507	$338,411
Convertible notes payable	$227,990	$427,998
Non-recourse notes payable	$225,041	$300,000
Total stockholders' deficit	$(304,542)	$(415,953)

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2010	2009
Net income	$116,334	$161,100
Adjustments to reconcile net income to net cash provided by operating activities	20,199	(3,586)
Changes in assets and liabilities	17,780	(24,710)
Net cash provided by operating activities	$154,313	$132,804

PDL BIOPHARMA, INC.
MIX OF EX-U.S.-BASED SALES AND EX-U.S.-BASED MANUFACTURING AND SALES
OF GENENTECH PRODUCTS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Avastin
% Ex-U.S.-based Sales	49%	46%	49%	46%
% Ex-U.S.-based-Manufacturing and Sales	27%	-	20%	-
Herceptin
% Ex-U.S.-based-Sales	68%	68%	70%	70%
% Ex-U.S.-based Manufacturing and Sales	45%	47%	45%	31%
Lucentis
% Ex-U.S.-based Sales	56%	55%	57%	52%
% Ex-U.S.-based Manufacturing and Sales	-	-	-	-
Xolair
% Ex-U.S.-based Sales	34%	31%	35%	28%
% Ex-U.S.-based Manufacturing and Sales	34%	31%	35%	28%